Calumet Specialty Products Partners, L.P. Elects Not to Proceed with Senior Notes Offering

INDIANAPOLIS, July 22 /PRNewswire-FirstCall/ — Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) ("Calumet") and its wholly owned subsidiary Calumet Finance Corp. announced today that due to market conditions, they have opted to not move forward with the contemplated debt offering at this time.

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has five plants located in northwest Louisiana, western Pennsylvania, and southern Texas, and a terminal located in Burnham, Illinois.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com